                                 [PHOTO OMITTED]

AUDITORS' REPORT
FINANCIAL STATEMENTS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
2005

ALGONQUIN
[LOGO OMITTED] POWER
      INCOME FUND

                                                              2006 Annual Report
--------------------------------------------------------------------------------

AUDITORS' REPORT

--------------------------------------------------------------------------------

To the Unitholders of Algonquin Power Income Fund

We have audited the consolidated balance sheets of Algonquin Power Income Fund as at December 31, 2005 and 2004 and the consolidated statements of earnings and deficits and cash flows for the years then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Fund as at December 31,
2005 and 2004 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

[signed] KPMG LLP

Toronto, Canada
March 7, 2006

                                                              2006 Annual Report
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and December 31, 2004
(thousands of Canadian dollars)

--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS                                                                       2005            2004

Cash and cash equivalents                                                    $     11,363    $     34,348
Accounts receivable                                                                29,206          25,819
Prepaid expenses                                                                    1,918           2,060
Current portion of notes receivable (note 3)                                        2,791           2,589
Future income tax asset (note 11)                                                      --              18
                                                                             ----------------------------
                                                                                   45,278          64,834
                                                                             ----------------------------
LONG-TERM INVESTMENTS (NOTE 3)                                                     57,489          48,561
FUTURE NON-CURRENT INCOME TAX ASSET (NOTE 11)                                       7,719           6,425
CAPITAL ASSETS, NET OF ACCUMULATED AMORTIZATION {NOTE 4)                          627,652         610,756
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION (NOTE 5)                        76,848          83,677
RESTRICTED CASH                                                                     3,458           3,728
DEFERRED COSTS (NET OF ACCUMULATED AMORTIZATION OF $2,425, (2004 - $1,383)          5,357           6,815
                                                                             ----------------------------
                                                                             $    823,801    $    824,796
                                                                             ----------------------------

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                     $     28,585    $     33,105
Due So Algonquin Power Group (note 12)                                                 62              99
Cash distribution payable                                                          10,677          10,677
Current portion of long-term liabilities (notes 7 and 9)                            1,445           1,666
Current income tax liability                                                          435             596
Future income tax liability (note 11)                                               1,143           1,449
                                                                             ----------------------------
                                                                                   42,347          47,592
                                                                             ----------------------------
LONG-TERM LIABILITIES (NOTES 6 AND 7)                                             157,002         120,085
CONVERTIBLE DEBENTURES (NOTE 8)                                                    85,000          85,000
OTHER LONG-TERM LIABILITIES (NOTE 9)                                               10,435           8,960
DEFERRED CREDITS                                                                   19,102          12,124
FUTURE NON-CURRENT INCOME TAX LIABILITY (NOTE 11)                                  56,917          55,764
UNITHOLDERS' EQUITY
TRUST UNITS (NOTE 10)                                                             654,176         654,176
DEFICIT                                                                          (201,178)       (158,905)
                                                                             ----------------------------
                                                                                  452,998         495,271
                                                                             ----------------------------
COMMITMENTS AND CONTINGENCIES (NOTES 2 AND 13)
GUARANTEES (NOTE 20)
SUBSEQUENT EVENTS (NOTE 21)                                                  $    823,801    $    824,796
                                                                             ============================

See accompanying notes to the consolidated financial statements

Approved by the Trustees
                               (signed) George Steeves        (signed) Ken Moore

                                                                              35

                                                              2006 Annual Report
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CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
For the years ended December 31, 2005 and December 31, 2004
(thousands of Canadian dollars except per trust unit)

--------------------------------------------------------------------------------

REVENUE                                                                              2005            2004

Energy sales                                                                 $    136,038    $    122,981
Waste disposal fees                                                                13,031          14,086
Water reclamation and distribution                                                 28,371          23,456
Other revenue                                                                       1,884              --
                                                                             ----------------------------
                                                                                  179,324         160,523
                                                                             ----------------------------
EXPENSES
Operating                                                                         106,691          94,640
Amortization of capital assets                                                     27,325          26,730
Amortization of intangible assets                                                   6,463           5,565
Management costs (note 12)                                                            825             777
Administrative expenses                                                             5,681           5,596
Withholding taxes                                                                   1,177             483
Gain on foreign exchange                                                           (1,744)         (2,601)
                                                                             ----------------------------
                                                                                  146,418         131,190
                                                                             ----------------------------
EARNINGS BEFORE UNDERNOTED                                                         32,906          29,333
Interest expense                                                                  (16,379)        (12,440)
Interest, dividend and other income (note 17)                                      11,398          10,943
Write down of fixed assets and intangible assets (notes 4 and 5)                   (3,533)         (1,932)
                                                                             ----------------------------
                                                                                   (8,514)         (3,429)
                                                                             ----------------------------
EARNINGS BEFORE INCOME TAXES AND MINORITY INTEREST                                 24,392          25,904
Current income taxes (note 11)                                                        854           1,105
Future income taxes (note 11)                                                       1,750           1,180
                                                                             ----------------------------
                                                                                    2,604           2,285
                                                                             ----------------------------
Minority interest                                                                      --             817
NET EARNINGS                                                                       21,788          22,802
DEFICIT, BEGINNING OF YEAR                                                       (158,905)       (118,337)
Cash distributions (note 15)                                                      (64,061)        (63,370)
                                                                             ----------------------------
Deficit, end of year                                                         $   (201,178)   $   (158,905)
                                                                             ============================

Basic and diluted net earnings per trust unit (note 16)                      $       0.31    $       0.33
                                                                             ============================

See accompanying notes to the consolidated financial statements

                                                              2006 Annual Report
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005 and December 31, 2004
(thousands of Canadian dollars)

--------------------------------------------------------------------------------

                                                                                     2005            2004

OPERATING ACTIVITIES
Net earnings                                                                 $     21,788    $     22,802
Items not affecting cash
  Amortization of capital assets                                                   27,325          26,730
  Amortization of intangible assets                                                 6,463           5,565
  Other amortization                                                                1,339           2,331
  Minority interest                                                                    --             817
  Distribution received in excess of equity income                                    208             (16)
  Future income taxes                                                               1,750           1,180
  Write down of fixed and intangible assets                                         3,533           1,932
  AirSource commitment fee (note 3)                                                 3,228             500
  Gain on foreign exchange                                                         (2,023)         (2,460)
                                                                             ----------------------------
                                                                                   63,611          59,381
Changes in non-cash operating working capital                                      (7,932)          7,204
                                                                             ----------------------------
                                                                                   55,679          66,585
                                                                             ----------------------------

FINANCING ACTIVITIES
Cash distributions                                                                (64,061)        (63,370)
Issue costs of trust units                                                             --            (700)
Convertible debenture issue (note 8)                                                   --          85,000
Expenses of convertible debenture issue (note 8)                                      205          (4,100)
Deferred costs                                                                     (1,154)         (2,305)
Increase in long-term liabilities                                                  93,080          30,000
Decrease in long-term liabilities                                                 (55,310)        (71,969)
Deferred credits                                                                     (290)            426
Other                                                                                 317          (1,117)
                                                                             ----------------------------
                                                                                  (27,213)        (28,135)
                                                                             ----------------------------

INVESTING ACTIVITIES
Decrease in restricted cash                                                           270             235
Receipt of principal on notes receivable                                            9,697          21,988
Additions to capital assets                                                       (15,912)        (17,336)
Acquisition of notes receivable                                                   (l6,241)        (13,917)
Acquisitions of operating entities net of cash acquired (note 2)                  (28,952)        (15,159)
                                                                             ----------------------------
                                                                                  (51,138)        (24,189)
                                                                             ----------------------------
Effect of exchange rate differences on cash and cash equivalents                     (313)         (1,151)
                                                                             ----------------------------
Increase / (decrease) in cash and cash equivalents                                (22,985)         13,110
Cash and cash equivalents, beginning of year                                       34,348          21,238
                                                                             ----------------------------
Cash and cash equivalents, end of year                                       $     11,363    $     34,348
                                                                             ============================
Supplemental disclosure of cash flow information
Cash paid during the year for interest expense                               $     15,753    $      9,441
Cash paid during the year for income taxes                                   $        871    $      1,624
Non-cash
Issue of trust units to retire convertible debentures of KMS                 $         --    $     16,663

See accompanying notes to the consolidated financial statements

                                                                              37

                                                              2006 Annual Report
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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars except as noted and per trust unit)

--------------------------------------------------------------------------------

Algonquin Power Income Fund (the "Fund") is an open-ended, unincorporated trust established pursuant to the Declaration of Trust dated September 8, 1997, as amended, under the laws of the Province of Ontario. The Fund's principal business activity is the ownership, directly or indirectly, of generating and infrastructure facilities, through investments in securities of subsidiaries including limited partnerships and other trusts. The activities of the subsidiaries may be financed through equity contributions, interest bearing notes and third party project debt as described in the notes to the financial statements. The revolving credit facility and the convertible debentures are direct obligations of the Fund.

The Trustees declare on a monthly basis, distributions to the Unitholders.
Currently such distributions are $0.92 per unit on an annualized basis.

The Fund is managed by Algonquin Power Management Inc. ("APMI"), a company wholly owned by the four principal employees of APMI who provide management services for the Fund. A majority of the shareholders of APMI indirectly own
Algonquin Airlink Limited Partnership which owns an aircraft the Fund charters.
The shareholders of APMI own Algonquin Property LP which leases the corporate office to the Fund. Collectively, these entities are referred to as the
Algonquin Power Group.

1. SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF CONSOLIDATION

The consolidated financial statements of the Fund have been prepared in accordance with accounting principles generally accepted in Canada and include the consolidated accounts of all of its subsidiaries. The Fund consolidates its proportionate share in the Valley Power Limited Partnership.

In June 2003, the CICA issued Accounting Guideline 15. "Consolidation of
Variable Interest Entities" ("AcG-15"). AcG-15 addresses the application of consolidation principles to certain entities that are subject to control on a basis of control other then ownership of voting interests. AcG-15 addresses when an enterprise should include the assets, liabilities and results of activities of such an entity in its consolidated financial statements. The Fund adopted
AcG-15 on a retroactive basis. The adoption had no impact on net earnings or opening deficit.

All significant intercompany transactions and balances have been eliminated.

(B) CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash deposited at banks and highly-liquid investments with original maturities of 90 days or less.

(C) RESTRICTED CASH

Cash reserves segregated from the Fund's cash balances are maintained in accounts administered by a separate agent and disclosed separately in these consolidated financial statements as the Fund cannot access this cash without the prior authorization of parties not related to the Fund.

                                                              2006 Annual Report
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(D) CAPITAL ASSETS

Capital assets, being land, facilities and equipment, are recorded at cost.
Development costs, including the cost of acquiring or constructing facilities together with the related interest costs during the period of construction are capitalized. Improvements that increase or prolong the service life or capacity of an asset are capitalized. Maintenance and repair costs are expensed as incurred.

The facilities and equipment, which include overhauls, are amortized on a straight-line basis over their estimated useful lives. For facilities these periods range from 15 to 40 years. Facility equipment is amortized over 2 to 10 years.

(E) INTANGIBLE ASSETS

Power purchase contracts acquired are amortized on a straight-line basis over the remaining term of the contract. These periods range from 6 to 15 years from date of acquisition.

Customer relationships are amortized on a straight-line basis over 40 years.

(F) IMPAIRMENT OF LONG-LIVED ASSETS

The Fund reviews capital assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to expected future cash flows. If the carrying amount exceeds the expected future cash flows, the asset is written down to its fair market value.

(G) NOTES RECEIVABLE

Notes receivable are carried at cost. A provision for credit losses on notes receivable is charged to the statement of earnings and deficit to cover any losses of principal and accrued interest.

(H) DEFERRED COSTS

Deferred costs, which include the costs of arranging the credit facility, costs associated with the issuance of convertible debentures, costs associated with periodic customer rate reviews with the utility governing bodies for the water reclamation and distribution facilities, are amortized on a straight-line basis over the term of the expected benefit being 2 to 7 years.

(I) LONG-TERM INVESTMENTS

Investments in which the Fund has significant influence but not control or joint control are accounted using the equity method. The Fund records its share in the income or loss of its investees in interest, dividend and other income in the consolidated statement of earnings and deficit. All other equity investments where the Fund does not have significant influence or control are accounted for under the cost method. Under the cost method of accounting, investments are carried at cost and are adjusted only for other-than-temporary declines in value, distributions of earnings and additional investments.

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                                                              2006 Annual Report
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--------------------------------------------------------------------------------

(J) DEFERRED CREDITS

Certain of the water companies receive advances from developers for water and sewage main extensions. The amounts advanced are generally repaid over a period of 10 years based on 10% of the revenues generated by the housing/development in the area developed. Generally, advances not refunded within the specified period are not required to be repaid. The estimate of non-refundable amounts is credited against capital assets. The Fund also receives contributions in aid of construction with no repayment requirements in which the full amount is immediately treated as a capital grant and netted against capital assets.

Deferred water rights result from a hydroelectric generating facility which has a fifty-year water lease with the first ten years of the water lease requiring no payment. An average rate was estimated over the life of the lease and a deferral was booked based on this estimate which is being drawn down in the last forty years.

Commitment fees received associated with the financing to AirSource are amortized over the term of the financing facility, being 9 years (note 3).

(K) RECOGNITION OF REVENUE

Revenue derived from energy sales, which are mostly under long-term power purchase contracts, is recorded at the time electrical energy is delivered.

Water reclamation and distribution revenues are recorded when delivered to customers.

Revenue from waste disposal is recognized on actual tonnage of waste delivered to the plant at prices specified in the contract. Certain contracts include price reductions if specified thresholds are exceeded. Revenue for these contracts are recognized based on actual tonnage at the expected price for the contract year and any amount billed in excess of the expected rate is deferred.

Interest and dividend income from long-term investments is recorded as earned.

(L) FOREIGN CURRENCY TRANSLATION

The Fund's United States subsidiaries and partnership interests are considered to be functionally integrated with the Canadian operations. All monetary assets and liabilities denominated in United States dollars are translated into
Canadian dollars at year-end exchange rates, whereas non-monetary assets and liabilities are translated at the rate in effect at the transaction date. The revenues and expenses of these integrated operations are translated at the average rate of exchange in effect during the period. The foreign currency translation adjustment is reflected in the consolidated statement of earnings and deficit. Amortization of assets translated at historical exchange rates are translated at the same exchange rate as the assets to which they relate.

(M) DERIVATIVES CONTRACTS

The Fund enters into forward contracts to hedge against possible fluctuations in its exposure to the US dollar. Gains and losses from these activities are reported as adjustments to the related revenue account as they are settled and no balance is carried on the consolidated balance sheet.

                                                              2006 Annual Report
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Fund's policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Fund formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Fund also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

(N) ASSET RETIREMENT OBLIGATIONS

The fair value of estimated asset retirement obligations is recognized in the consolidated balance sheets when identified and a reasonable estimate of fair value can be made. The asset retirement cost, equal to the estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset. The asset retirement costs are depreciated over the asset's estimated useful life and included in amortization expense on the consolidated statement of earnings and deficit. Increases in the asset retirement obligation resulting from the passage of time are recorded as accretion of asset retirement obligation in the consolidated statement of earnings and deficit. Actual expenditures incurred are charged against the accumulated obligation.

(O) INCOME TAXES

As the Fund is an unincorporated trust, it is entitled to deduct distributions to unitholders to the extent of its taxable income and consequently, it is expected that the Fund will not be liable for any material tax as this will be the responsibility of the individual unitholder. Any provision for income taxes will relate solely to the income taxes of the Fund's wholly owned subsidiaries.

Income taxes are accounted for using the asset and liability method. Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in earnings in the year that includes the date of enactment or substantive enactment.

A valuation allowance is recorded against future tax assets to the extent that it is more likely than not the future tax asset will not be realized.

(P) USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenue and expenses during the year.
Actual results could differ from those estimates. During the years presented, management has made a number of estimates and valuation assumptions, including the useful lives and recoverability of capital assets and intangible assets, the recoverability

                                                                              41

                                                              2006 Annual Report
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

of notes receivable and long-term investments, the recoverabitity of future tax assets, the portion of aid-in construction payments that will not be repaid, and the fair value of financial instruments and derivatives. These estimates and valuation assumptions are based on present conditions and management's planned course of action, as well as assumptions about future business and economic conditions. Should the underlying valuation assumptions and estimates change, the recorded amounts could change by a material amount.

(Q) COMPARATIVES

Certain comparative amounts have been reclassified to conform with current year financial presentation.

2. ACQUISITIONS

A) i) On March 11, 2005, the Fund purchased all the assets used in the operation of five water distribution and water reclamation facilities ("the systems") for cash consideration of $11.2 million (US $9.4 million). A deposit in the amount of $1.4 million (US $1.0 million) was paid in 2004. The systems, which in aggregate serve approximately 4,200 equivalent residential connections, are located in Texas and Illinois. The purchase and sale agreement provided for the acquisition of 3 additional assets, subject to regulatory approval, located in
Missouri serving approximately 1,000 customers, for a purchase price of $4.6 million (US $3.8 million). On August 14, 2005, the Fund received approval from the regulator and completed the Missouri acquisitions. The Fund also incurred
$0.4 million (US $0.3 million) of acquisition costs.

ii) On September 21, 2005, the Fund purchased the Beaver Falls Hydro Plant, a
2.5 MW hydro electric generating station located in Beaver Falls, New York, for cash consideration of $1.0 million (US $0.8 million). Electrical energy produced by the facility is sold to Niagara Mohawk under a power sales contract which expires in 2019. The Fund also incurred $0.1 million (US $0.1 million) of acquisition costs. The Fund has included $1.8 million (US $1.5 million) in deferred credits related to below market hydro rates in the power purchase agreement which will be amortized over the term of the agreement.

iii) On December 2, 2005, the Fund acquired the shares of Rio Rico Utilities
Inc. ("Rio Rico") located in the Town of Rio Rico, Arizona, for $10.2 million
(US $8.8 million), in the Infrastructure operating segment. The company owns and operates The potable water distribution and water reclamation utility assets.
The Fund also incurred $0.2 million (US $0.2 million) of acquisition costs. The
Fund will also pay to the vendor for additional customers connected with Rio
Rico over the next three years. At December 31, 2005, Rio Rico services approximately 7,200 water and wastewater customers.

The acquisitions have been accounted for using the purchase method, with earnings from operations included since the date of acquisition. The consideration paid by the Fund has been allocated to net assets acquired as follows:

                                                              2006 Annual Report
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     INFRASTRUCTURE   HYDROELECTRIC       TOTAL

Working capital                            $    609      $       --    $    609
Fixed assets                                 19,647           2,910      22,557
Intangible assets                             3,361              --       3,361
Future non-current income tax asset           3,369              --       3,369
Customer deposits                              (154)             --        (154)
Deferred credits                               (163)        (1,770)      (1,933)
                                           ------------------------------------
Total purchase price                         26,669           1,140      27,809
Less: cash acquired                            (187)             --        (187)
Less: deposit paid in 2004                   (1,368)             --      (1,368)
                                           ------------------------------------
Cash consideration paid                    $ 25,114      $    1,140    $ 26,254
                                           ====================================

Intangible assets in infrastructure include customer relationships that are amortized over 40 years.

B) On September 30, 2004, the Fund acquired an interest in 12 landfill gas powered generating stations (the "LFG Facilities") representing approximately
36MW of installed capacity for total consideration of $11,374 (US $9,000). The majority of the LFG facilities were commissioned in the late 1990's. The electricity produced is sold to a number of large utilities pursuant to long-term power purchase agreements with an average termination date of 2011.

The acquisition has been accounted for using the purchase method, with earnings from operations included from the date of acquisition.

The consideration paid by the Fund has been allocated to net assets acquired as follows:

                                    ALTERNATIVE FUELS
Working capital
Capital assets                               $  1,350
Intangible assets
Total purchase price                            8,621
Less: cash acquired                             1,746
                                             --------
Cash consideration paid                        11,717
                                                 (343)
                                             --------
                                             $ 11,374
                                             ========

Intangible assets represent the value of power purchase contracts acquired with the LFG facilities and are amortized over the remaining life of the contracts from date of acquisition ranging from 1 to 16 years.

C) In accordance with the purchase and sale agreements of Litchfield Park and
Woodmark Utility Company additional amounts are required to be paid to the vendors for additional customers connected to the facilities. For Litchfield
Park, these payments continue until 2008 and for Woodmark until 2007. The additional payments of $2,698 (2004-$3,783) are capitalized as part of the customer relationship intangible asset, gross of future income taxes of $1,627
(2004-$2,279).

                                                                              43

                                                              2006 Annual Report
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               2005         2004
                              -------------------
Litchfield Park               $2,584       $3,624
Woodmark                         114          159
                              -------------------
                              $2,698       $3,783
                              -------------------
In US$                        $2,300       $2,944
                              -------------------

3. LONG-TERM INVESTMENTS

                                                               2005       2004
                                                           ---------------------
   Debt and equity interests, ranging in ownership
   between 12.1% to 32.4%, in four generating facilities    $  27,346   $ 30,556

   A 45% partnership interest in the Algonquin Power
   (Rattle Brook) Partnership                                   3,719      3,787

   A 50% partnership interest in Campbellford Limited
   Partnership                                                    392         --
                                                            --------------------
                                                               31,457     34,343
                                                            --------------------

   Campbellford Note
   Note bearing interest of 9.9415% repayable in monthly
   blended installments (principal and interest) of $32,
   maturing February 28, 2015.                                     --      3,023

   Across America Note
   Note bearing interest of 12.00% repayable in quarterly
   installments, (principal and interest) of US$635,
   maturing January 31, 2008.                                   6,185      8,004

   Airsource Note
   Note bearing interest of 11.189% maturing September
   30, 2014. Interest decreases to 10.739% after conversion.
   No principal payments until January 1, 2009.                20,481      5,512

   Airlink Advance (note 12)
   Advance for expense reimbursement for business use of
   aircraft                                                     1,212         --

   Other                                                          945        268
                                                            --------------------

                                                               28,823     16,807
                                                            --------------------
                                                               60,280     51,150
   Less: current portion                                        2,791      2,589
                                                            --------------------
                                                            $  57,489   $ 48,561
                                                            ====================

The above notes are secured by the underlying assets of the respective facilities.

On September 1, 2005, the principal an the Campbellford Note of $4,738 was repaid. On this date, consolidation of the Campbellford investment ceased and equity accounting commenced. The proceeds of $4,738 were allocated to reduce the existing note receivable and the existing investment in Campbellford. A prepayment fee is due as a result of the early prepayment and included in other above.

                                                              2006 Annual Report
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

During 2005, the Fund has provided an additional $14,969 of financing to
AirSource Power Fund I LP ("AirSource") for the construction of the wind farm in
St. Leon and $15,395 in letters of credit. The total outstanding balance at
December 31, 2005 was $20,481. The Fund received a $3,228 commitment fee in
2005, which has been deferred and is being amortized over the term of the financing facility being 9 years. The Fund's total commitment to AirSource is
$74,400.

4. CAPITAL ASSETS

                                                     2005
                                              ACCUMULATED
                                   COST      AMORTIZATION     NET BOOK VALUE
                              ----------------------------------------------
   Land                       $  11,504        $       --         $   11,504
   Facilities                   712,845           104,650            608,195
   Equipment                     14,584             6,631              7,953
                              ----------------------------------------------
                              $ 738,933        $  111,281         $  627,652
                              ==============================================

Facilities include $90,296 (2004 - $89,889) of net assets under capital lease and $8,433 (2004 - $849) of construction in process. In addition, $11,329 (2004
- $18,557) of contributions received in aid of construction have been credited to facilities cost.

The Fund has entered info an agreement to sell steam from the Algonquin Power
Energy-from-Waste facility to an industrial customer located in close proximity to the Algonquin Power Energy-from-Waste facility. To effect such sales, the
Fund will incur the costs of certain additional steam generation and transmission assets. The Fund has committed to contractual arrangements to the project totaling approximately $9,800. The Fund has incurred amounts totaling
$2,418 (2004 - $849) included in assets under construction. APC is entitled to
50% of the cashflow above 15% return on investment.

During 2005, the Fund wrote down the cost of both the capital asset and intangible asset related to the Crossroads facility located in New Jersey to its estimated fair value.

                                                     2004
                                              ACCUMULATED
                                   COST      AMORTIZATION     NET BOOK VALUE
                              ----------------------------------------------
   Land                       $  11,504        $       --         $   11,504
   Facilities                   676,120            85,228            590,892
   Equipment                     12,623             4,263              8,360
                              ----------------------------------------------
                              $ 700,247        $   89,491         $  610,756
                              ==============================================

During 2004, the Fund wrote off the cost of both the capital asset and intangible asset related to the Joliet facility located in Illinois. Management deemed that the facility was no longer economically viable.

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                                                              2006 Annual Report
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5. INTANGIBLE ASSETS

                                                     2005
                                              ACCUMULATED
                                   COST      AMORTIZATION     NET BOOK VALUE
                              ----------------------------------------------
   Power purchase contracts   $  73,966        $   25,234         $   48,732
   Customer relationships        29,109             1,167             27,942
   Licenses and agreements          696               522                174
                              ----------------------------------------------
                              $ 103,771        $   26,923         $   76,848
                              ==============================================

                                                     2004
                                              ACCUMULATED
                                   COST      AMORTIZATION     NET BOOK VALUE
                              ----------------------------------------------
   Power purchase contracts   $  73,966        $   11,417         $   62,549
   Customer relationships        21,423               528             20,895
   Licenses and agreements          696               463                233
                              ----------------------------------------------
                              $  96,085        $   12,408         $   83,677
                              ==============================================

6. REVOLVING CREDIT FACILITY

In August 2005, the Fund renewed its revolving credit facility with a syndicate of Canadian banks. The credit facility matures August 30, 2007, and has a total credit limit of $145,000 and includes a $20,000 operating line. At December 31,
2005, $69,300 (2004 - $30,000) has been drawn on the revolving credit facility and no amount was outstanding on the operating line. In addition, the availability of the revolving credit facility has been reduced by $44,883 (2004
-$30,878) for certain outstanding letters of credit. The terms of the credit agreement require the Fund to pay a standby charge of 0.30% on the unused portion of the revolving credit facility and maintain certain financial covenants. The facility is secured by a fixed and floating charge over all Fund entities.

                                                              2006 Annual Report
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7. LONG-TERM LIABILITIES

                                                                                        2005         2004

Senior Debt Long Sault Rapids
   Interest at rates varying from 10.16% to 10.21% repayable in monthly
   blended installments of $402, maturing December, 2028.                              $42,868      $43,310

Senior Debt Chute Ford
   Interest rate of 11.55% repayable in monthly blended installments of
   $64, maturing April, 2020.                                                            5,385        5,473

Sanger Bonds
   California Pollution Control Finance Authority Variable Rate Demand
   Resource Recovery Revenue Bonds Series 1990A, payable monthly, maturing September, 2020. US $219,200. The effective interest rate
   for 2005 is 2.50%. (2004 - 1.29%).                                                   22,385       23,109

Bella Vista Water Loans
   Water Infrastructure Financing Authority of Arizona Interest rates of 6.10%
   and 6.26% repayable in monthly and quarterly installments, maturing December,
   2017 and March, 2020. The balance of these notes at December 31, 2005 was
   US $134 and US $1,802 respectively
   (2004-US $141 and US $1,872)                                                          2,257        2,422

Litchfield Park Service Company Bonds
   1999 and 2001 IDA Bonds. Interest rates of 5.87% and 6.71% repayable in semi-annual installments, maturing October 2023 and October 2031.
   The balance of these notes at December 31, 2005 was US $5,086 and
   US $8,339, respectively (2004 - US $5,254 and US $8,423).                            15,653       16,462

Revolving credit facility (note 6)
   Revolving line of credit interest rate is equal to bankers acceptance or
   LIBOR plus 1.125%. The effective rate of interest for 2005 was 4.16%
   (2004-4.56%).                                                                        69,300       30,000
Other                                                                                      209          241
                                                                                    -----------------------
                                                                                    $  158,007    $ 121,017
Less: current portion                                                                   (1,005)        (932)
                                                                                    -----------------------
                                                                                    $  157,002    $ 120,085
                                                                                    =======================

Each of the facility level debt is secured by the respective facility with no other recourse to the Fund. The loans have certain financial covenants, which must be maintained on a quarterly basis. Non compliance with the covenants could restrict cash distributions to the Fund from specific facilities. Interest paid on the long-term liabilities was $9,588 (2004 - $12,000).

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                                                              2006 Annual Report
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Principal payments due in the next five years and thereafter are:

2006                 $    1,005
2007                      1,097
2008                     70,503
2009                      1,313
2010                      1,440
Thereafter               82,649
                     ----------
                     $  158,007
                     ==========

8. CONVERTIBLE DEBENTURES

In 2004, the Fund issued 85,000 convertible unsecured subordinated debentures at a price of $1 per debenture for gross proceeds of $85,000 and net proceeds of
$81,105. The debenture issue costs of $3,895 are deferred and amortized over the term of the convertible debentures. The debentures are due July 31, 2011 and bear interest at 6.65% per annum, payable semi-annually in arrears on January 31 and July 31 each year. The convertible debentures are convertible into trust units of the Fund at the option of the holder at a conversion price of $10.65 per trust unit, being a ratio of approximately 93.8967 trust units per $1 principal amount of debentures in trust units or cash. The debentures may not be redeemed by the Fund prior to July 31, 2007. The Fund performed an evaluation of the embedded holder option and determined that its value was nominal and as a result the entire amount of the debenture is classified as a liability.

Total interest on the convertible debentures in 2005 was $5,653 (2004 - $2,555).

9. OTHER LONG-TERM LIABILITIES

                                                                                       2005         2004

Subsidy
   A portion of the revenue received by a subsidiary of the Fund for the sale
   of electricity was considered a subsidy. U5 $3,685.                              $    4,049    $   3,942

Bonds Payable
   Obligation to the City of Sanger due October 1, 2011 at interest
   rates varying from 5.15% to 5.55%. US $1,205 (2004 - US $1,370).                      1,405        1,649

Customer Deposits
   Each facility in the Infrastructure Division is obligated by its respective
   State Regulator to collect a deposit from each customer of its facilities when services are connected. The deposits are refundable when allowed
   under the facilities' regulatory agreement.                                           3,061        2,850

Capital Leases
   Obligation for equipment leases.                                                      2,360          853
Other                                                                                       --          400
                                                                                    -----------------------
                                                                                        10,875        9,694
                                                                                    -----------------------

Less: current portion                                                                     (440)        (734)
                                                                                    -----------------------
                                                                                    $   10,435    $   8,960
                                                                                    =======================

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                                                              2006 Annual Report
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Principal payments due in the next five years and thereafter are:

2006                 $      440
2007                      4,497
2008                        404
2009                        274
2010                        275
Thereafter                4,985
                     ----------
                     $   10,875
                     ==========

Interest paid on other long-term liabilities was $315 (2004 - $440).

10. TRUST UNITS

Authorized trust units

The Declaration of Trust provides that an unlimited number of units may be issued. Each unit represents an undivided beneficial interest in any distribution from the Fund and in the net assets in the event of termination or wind-up. All units are the same class with equal rights and privileges.

Trust units are redeemable at the holder's option at amounts related to market prices at the time subject to a maximum of $250 in cash redemptions in any particular calendar month. Redemptions in excess of this amount shall be paid by way of a distribution in kind of a pro rata amount of certain of the Fund's assets, including the securities purchased by the Fund, but not to include the generating facilities.

ISSUED TRUST UNITS

                                                                 NUMBER OF UNITS         AMOUNT

Balance as is December 31, 2003                                       67,887,612     $  638,213
   Issued pursuant to acquisition of the remaining 52.7%
   of the outstanding principal amount of convertible
   debentures of KMS Power Income Fund.                                1,803,980         16,663
   Issue costs                                                                             (700)
                                                                 ------------------------------
Balance as at December 31, 2005 and 2004                              69,691,592     $  654,176
                                                                 ==============================

11. INCOME TAXES

The provision for income taxes in the consolidated statements of earnings represents an effective tax rate different than the Canadian enacted statutory rate of 33.61% (2004 -33.66%). The differences are as follows:

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                                                              2006 Annual Report
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--------------------------------------------------------------------------------

                                                                            2005           2004

Earnings before income tax and minority interest                      $   24,392     $   25,904
Less: income taxed directly in hands of unitholders, not the Fund        (35,163)       (36,090)
                                                                      -------------------------
Earnings / (losses) of taxable entities                                  (10,771)       (10,186)
Computed income tax expense (recovery) at Canadian statutory rate         (3,620)        (3,429)
Increase (decrease) resulting from:
  Change in substantively enacted tax rate                                 1,259             --
  Operating in countries with different income tax rates                     223            996
  Valuation allowances                                                     9,191          6,090
  Manufacturing and processing deduction                                     121             53
  Large corporations tax, alternative minimum tax and state taxes              8            249
  Unrealized foreign exchange rate difference                               (680)          (828)
  Other                                                                   (3,898)          (846)
                                                                      -------------------------
Income tax expense                                                    $    2,604     $    2,285
                                                                      =========================

The tax effect of temporary differences at the Fund's subsidiaries that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2005 and 2004 are presented below:

                                                                            2005           2004

Future tax assets:
  Non-capital loss, debt restructuring charges and currently
  non-deductible interest carryforwards                               $   15,079     $   14,626
  Unrealized foreign exchange differences on US entity debt               17,330         15,109
  Customer advances in aid of construction - difference between
  net book value and tax value                                             4,572          3,794
                                                                      -------------------------
  Total future tax assets                                                 36,981         33,529
                                                                      -------------------------
  Less: Valuation allowance                                              (33,193)       (24,002)
                                                                      -------------------------
                                                                           3,788          9,527
                                                                      -------------------------
Future lax liabilities:
  Capital assets - differences between net book value and
  undepreciated capital cost                                             (39,690)       (43,495)
  intangible assets - difference between net book value and
  cumulative eligible capital                                            (12,759)       (15,678)
  Other                                                                   (1,680)        (l,124)
                                                                      -------------------------
  Total future tax liabilities                                           (54,129)       (60,297)
                                                                      -------------------------
  Net future lax liability                                            $  (50,341)    $  (50,770)
                                                                      =========================
Classified in the financial statements as:
  Future current income tax asset                                     $       --     $       18
  Future non-current income tax asset                                      7,719          6,425
  Future current income tax liability                                     (1,143)        (1,449)
  Future non-current income tax liability                                (56,917)       (55,764)
                                                                      -------------------------
                                                                      $  (50,341)    $  (50,770)
                                                                      =========================

                                                              2006 Annual Report
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At December 31, 2005, the Fund itself has financing expenses and underwriters'
fees of $4,665 (2004 -$9,148) which will be deductible by the Fund and which will reduce the ultimate amount taxable to the unitholders over the next four years. This will be offset by additions to the unitholders' taxable income since the Fund's capital assets have an accounting basis which exceeds their tax basis by $8,111 (2004 - $6,643). In addition, two trusts wholly owned by the Fund have capital assets with an accounting basis which exceeds their tax basis by $1,706
(2004 - $3,850).

12. ALGONQUIN POWER GROUP

In addition to the transactions described in note 3 with AirSource and note 4 with APC, the following related party transactions occurred:

APMI provides management services including advice and consultation concerning business planning, support, guidance and policy making and general management services. In 2005 and 2004, APMI was paid on a cost recovery basis for all costs incurred and charged $825 (2004-$777). APMI is also entitled to an incentive fee of 25% on all distributable cash generated in excess of $0.92 per trust unit.
During 2005 and 2004 no incentive fees were earned by APMI.

The Fund has leased its head office facilities since 2001 from an entity owned by the shareholders of APMI on a net basis. Base lease costs for 2005 were $296
(2004 - $263) and additional rent representing operating cost was $198 (2004
-$120).

When appropriate for use in its operations the Fund utilizes chartered aircraft, including the use of an aircraft owned by an affiliate of APMI. The Fund entered into an agreement and remitted $1.3 million to the affiliate as an advance against expense reimbursement (including engine utilization reserves) for the
Fund's business use of the aircraft. Under the terms of this arrangement, the
Fund will have priority access to make use of the aircraft for a specified number of hours at a cost equal solely to the third party direct operating costs incurred when flying the aircraft; such direct operating costs do not provide the affiliate with any profit or return on or of the capital committed to the aircraft.

13. CONTINGENCIES

(a) Land and Water Leases

Certain of the operating entities have entered into agreements to lease either the land and/or the water rights for the hydroelectric generating facility or to pay in lieu of property tax an amount based on electricity production. The terms of these leases continue up to 2048. These payments typically have a fixed and variable component. The variable fee is generally linked to actual power production or gross revenue. The Fund incurred $2,394 during 2005 (2004 -
$2,919) in respect of these agreements for the consolidated facilities.

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                                                              2006 Annual Report
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(b) Contingencies

The Fund and its subsidiaries are involved in various claims and litigation arising out of the ordinary course and conduct of its business. Although such matters cannot be predicted with certainty, management does not consider the
Fund's exposure to such litigation to be material to these financial statements.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVES

The carrying amount of the Fund's cash and cash equivalents, accounts receivable, funds held in reserve, accounts payable and accrued liabilities, due to Algonquin Power Group and cash distribution payable, approximate fair market value.

The carrying amount of the Fund's long-term investments is dependant on the underlying operations and accordingly a fair value is not readily available. The
Fund has long-term liabilities at fixed interest rates. The fair value of these long-term liabilities at current rates would be $160,284 (2004 - $121.931). The book value of these long-term liabilities is $158,007 (2004 - $121,017). The fair value of other long-term liabilities approximates their carrying value, with the exception of the Joliet subsidy which is not readily available.

Deferred credits include payments made by developers to the Infrastructure
Division of which a portion based on revenue for the development in question needs to be paid back over time. These amounts do not bear interest and the amount to be repaid is uncertain and not determinable. The carrying value is estimated based on historical payment patterns.

The Fund has entered into foreign exchange contracts to manage its exposure to the US dollar as significant cash flows are generated in the US. The Fund sells specific amounts of currencies at predetermined dates and exchange rates which are matched with the anticipated operational cash flows. Contracts in place at
December 31, 2005 amounted to US $97,808 until 2010 at a weighted average exchange rate of $1.34. The fair value of the outstanding futures contracts is
$17,053 at December 31, 2005 (2004 - $16,600).

15. CASH DISTRIBUTIONS

Distributable income, is distributed monthly. Distributions are declared to unitholders of record on the last day of the month and are distributed 45 days after declaration. The monthly distribution for 2005 was $0.0766 per trust unit for each month for a total of $0.92 for 2005, the same as 2004.

16. BASIC AND DILUTED NET EARNINGS PER TRUST UNIT

Net earnings per trust unit has been calculated using the weighted average number of units outstanding during the year. The weighted average number of units outstanding for 2005 was 69,691,592 (2004 - 68,821,431). The net earnings per trust unit for 2005 was $0.31 (2004 - $0.33). The effect of conversion of the convertible debentures into

                                                              2006 Annual Report
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trust units was not included in the computation of fully diluted net earnings per trust unit as the effect of conversion would be anti-dilutive.

17. 0THER INCOME

                                                       2005            2004
Interest income                                   $   4,884       $   2,846
Dividend income                                       3,470           2,928
Income from note receivable prepayment                   --           3,634
Sale of gas collection partnership interest           1,204              --
Equity income                                           333             378
Other                                                 1.507           1,157
                                                  -------------------------
                                                  $  11,398       $  10,943
                                                  =========================
18. SEGMENTED INFORMATION

                                                       2005            2004
REVENUE
     Canada                                       $  48,679       $  51,725
     United States                                  130,645         108,798
                                                  -------------------------
                                                  $ 179,324       $ 160,523
                                                  =========================

CAPITAL ASSETS
     Canada                                       $ 309,669       $ 319,445
     United Stales                                  317,983         291,311
                                                  -------------------------
                                                  $ 627,652       $ 610,756
                                                  =========================
INTANGIBLE ASSETS
     Canada                                       $  25,260       $  27,262
     United Slates                                   51,588          56,415
                                                  -------------------------
                                                  $  76,848       $  83,677
                                                  =========================

Revenues are attributable to the two countries based on the location of the underlying generating and infrastructure facilities.

OPERATIONAL SEGMENTS

The Fund identifies four business categories it operates in: hydro, natural gas cogeneration, alternative fuels and infrastructure assets. The operations and assets for these segments are outlined on the following page:

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                                                              2006 Annual Report
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                                                                      YEAR ENDED DECEMBER 31,2005
                                       ------------------------------------------------------------------------------------
REVENUE                                  HYDRO   COGENERATION     ALTERNATIVE FUEL   INFRASTRUCTURE       ADMIN       TOTAL

Energy sales                            44,102         75,674               16,262               --          --     136,038
Waste disposal fees                         --             --               13,031               --          --      13,031
Waler reclamation and distribution          --             --                   --           28,371          --      23,371
Other revenue                               --          1,884                   --               --          --       1,884
                                       ------------------------------------------------------------------------------------
TOTAL REVENUE                           44,102         77,558               29,293           28,371          --     179,324
Operating expenses                      17,008         52,822               25,014           11,847          --     106,691
                                       ------------------------------------------------------------------------------------
Operating profit                        27,094         24,736                4,279           16,524          --      72,633
Other administration costs                 (99)            --                 (130)            (106)     (5,604)     (5,939)
interest expense                        (5,068)          (987)                (385)          (1,140)     (8,799)    (16,379)
Interest, dividend and other income      1,250          3,471                6,494               44         139      11,398
Write down of capital and
 intangible assess                          --         (3,533)                  --               --          --      (3,533)
Amortization of capital assets          (9,672)        (6,714)              (5,155)          (5,784)         --     (27,325)
Amortization of intangible assets           (1)        (3,429)              (2,336)            (697)         --      (6,463)
                                       ------------------------------------------------------------------------------------
Earnings before income taxes
 and minority interest                  13,504         13,544                2,767            8,841     (14,264)     24,392
                                       ====================================================================================
Capital assets                         276,850         91,591               93,072          166,139          --     627,652
Intangible assets                           20         22,295               26,438           28,095          --      76,848
Capital expenditures                       436           (120)               5,234           10,127         235      15,912
Acquisition of operating entities        1,140             --                   --           27,812          --      28,952

Total assets                           295,834        146,158              162,431          206,900      12,478     823,801

                                                                      YEAR ENDED DECEMBER 31,2004
                                       ------------------------------------------------------------------------------------
REVENUE                                  HYDRO  CONGENERATION     ALTERNATIVE FUEL   INFRASTRUCTURE       ADMIN       TOTAL

Energy sales                            43,268         71,846                7,867               --          --     122,981
Waste disposal fees                         --             --               14,086               --          --      14,086
Water reclamation and distribution          --             --                   --           23,456          --      23,456
                                       ------------------------------------------------------------------------------------
TOTAL REVENUE                           43,268         71,846               21,953           23,456          --     160,523
Operating expenses                      18,070         50,597               15,124           10,849          --      94,640
                                       ------------------------------------------------------------------------------------
Operating profit                        25,198         21,249                6,829           12,607                  65,883
Other administration costs                (137)            --                 (152)             (84)     (3,882)     (4,255)
Interest expense                        (5,177)          (772)                (355)          (1,135)     (5,001)    (12,440)
Interest, dividend and other income      1,185          4,024                1,352                9       4,373      10,943
Write down of capital and
 intangible assets                          --             --               (1,932)              --          --      (1,932)
Amortization of capital assets          (9,598)        (6,741)              (4,901)          (5,490)         --     (26,730)
Amortization of intangible assets           (1)        (2,849)              (2,212)            {503)         --      (5,565)
                                       ------------------------------------------------------------------------------------
Earnings before income taxes
 and minority interest                  11,470         14,911               (l,371)           5,404      (4,510)     25,904
                                       ====================================================================================
Capital assets                         285,860         90,868               94,562          139,466          --     610,756
Intangible assets                           21         33,775               28,775           21,106          --      83,677
Capital expenditures                        --          1,514                  476           14,833         513      17,336
Acquisition of operating entities           --             --               11,374            3,785          --      15,159
Total assets                           307,280        158,023              150,234          176,159      33,100     824,796

                                                              2006 Annual Report
--------------------------------------------------------------------------------

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All energy sales are earned from contracts with large public utilities. The following utilities contributed more than 10% of these total revenues in either
2005 or 2004: Ontario Electricity Financial Corporation 7% (2004-10%), Hydro
Quebec 13% (2004-15%), Pacific Gas and Electric 12% (2004-15%), and Connecticut
Light end Power 25% (2004-24%). The Fund has mitigated its credit risk to the extent possible by selling energy to these large utilities in various North
American locations.

19. JOINT VENTURE INVESTMENTS

                                                Fund's Proportionate Share

                                     Income / (Loss)
                                    Before Income Tax                           Cashflow Generated
                        Ownership      Year ended           Net Assets         from Operations Year
                        Interest       December 31          December 31         ended December 31
--------------------------------------------------------------------------------------------------
                                     2005     2004         Z005    2004          2005       2004
                                    --------------------------------------------------------------

Valley Power
Limited Partnership        50%      $ 152    $   281    $ 8,463    $ 9,016    $   746      $   875
Campbellford
Limited Partnership        50%        (94)        --      3,312         --        140           --
                                    --------------------------------------------------------------
                                     $ 58    $   281    $11,775    $ 9,016    $   886      $   875
                                    ==============================================================

20. GUARANTEES

In the normal course of operations, the Fund executes agreements that provide letters of credit to third parties to secure certain amounts of indebtedness or performance. At December 31, 2005, letters of credit outstanding amounted to
$44,883 (2004 - $26,705).

21. SUBSEQUENT EVENTS

Subsequent to year end, the Fund drew an additional $26.4 million on its credit facility, of which, $22.9 million was used to fund the construction requirements of AirSource. In addition, Management reached an agreement with the Fund's senior lenders to increase its revolving credit facility by $30.0 million to bring the total to $175.0 million. There are no material changes to the terms and conditions of the Fund's revolving credit facility. This increase is effective until July 28, 2006.

                                                                              55